Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our reports dated October 11, 2007, relating to the audited consolidated financial statements of Biosync Scientific Pvt. Ltd. and to the reference to our firm under the caption "Experts" in the related Prospectus of MIV Therapeutics, Inc., for the registration of up to 25,351,000 shares of its common stock and 13,303,000 transferable common stock purchase warrants.

/s/ MZS & Associates
MZS & Associates
Chartered Accountants

November 30, 2007